UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant
Filed by a Party other than the Registrant
Check the appropriate box:

Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to §240.14a-12
Northrop Grumman Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee:

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Fee paid previously with preliminary materials.
Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

May 13, 2026

Information Regarding the 2026 Annual Meeting of Shareholders

Northrop Grumman’s 2026 Annual Meeting of Shareholders will be held on Wednesday, May 20, 2026.

If you hold Northrop Grumman shares through one of the company savings plans, you should have received an email notification from Broadridge on Monday, April 6 with a subject line of “Vote Now! NORTHROP GRUMMAN CORPORATION Annual Meeting.” It would have been sent to your email address on record (either your personal or company address) and includes instructions for viewing the 2026 Proxy Statement and Annual Report, as well as for voting your shares.

You can also vote by visiting www.ProxyVote.com and following the instructions there, or through one of the other ways described in the 2026 Proxy Statement, which can be accessed on the company’s investor relations webpage (investor.northropgrumman.com).

The voting deadline for participants in the Northrop Grumman Savings Plan or the Northrop Grumman Financial Security and Savings Program for the company’s 2026 Annual Meeting of Shareholders is Sunday, May 17, at 11:59 p.m. Eastern time. The proposals scheduled to be presented and the voting recommendations of the company’s board of directors can be found in the company’s 2026 Proxy Statement. Your vote is important, and your input is valued.

Note that you may have received multiple communications (electronically and/or by mail) containing proxy materials and voting instructions for each type of account in which you hold Northrop Grumman shares. Review each communication carefully as it is likely not a duplicate, and be sure to vote all of your shares in each of your accounts.

Northrop Grumman values your input as a shareholder and we encourage you to vote.

Note: This communication has been sent to all company employees located in the United States, however not all recipients of this message may hold shares. If you are uncertain if you hold shares of Northrop Grumman through a company savings plan, please visit NetBenefits.

This has been published for Northrop Grumman employees.
Internal Use Only.